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                                                                     Exhibit 5.1

                        [Quarles & Brady LLP Letterhead]



                                                   July 10, 2000


DuraSwitch Industries, Inc.
234 S. Extension Road
Mesa, Arizona 85210

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of DuraSwitch Industries, Inc. (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act"), with respect to the proposed sale of up to 250,000 shares of Common Stock, $.001 par value, of the Company (the "Shares") pursuant to the Company's 2000 Stock Option Plan (the "Plan").

         We have examined:

         (i)      the Registration Statement;

         (ii) the Company's Articles of Incorporation and Bylaws, as amended to date;

         (iii) the minutes of corporate proceedings regarding the issuance and sale of the Shares by the Company; and

         (iv) such other documents and records as we have deemed necessary for purposes of rendering this opinion.

         For purposes of rendering this opinion, we have examined originals or photocopies of the documents referred to above. In conducting such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

         Based upon the foregoing, it is our opinion that:

         1. The Company is validly existing under the laws of the State of Nevada.

         2. The Shares to be sold from time to time under the Plan which are original issuance shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                                  Very truly yours,


                                                  /s/ Quarles & Brady LLP


                                                  QUARLES & BRADY LLP